UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WILSHIRE ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	84-0513668
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

1 Gateway Center, Newark, NJ	07102
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	American Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. ☑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: _______ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On June 21, 1996, Wilshire Enterprises, Inc. (the “Company”) and Continental Stock Transfer & Trust Company (the “Rights Agent”) entered into a Stockholder Protection Rights Agreement (the “Prior Agreement”). The Prior Agreement would have expired as of July 6, 2006. The Company and the Rights Agent entered into an Amended and Restated Stockholder Protection Rights Agreement, dated as of June 22, 2006 (the “Amended and Restated Rights Agreement”). The Amended and Restated Rights Agreement provides that it will expire on August 31, 2007, unless the Company’s independent directors determine that such Amended and Restated Rights Agreement continues to be in the best interests of the Company and its stockholders, in which case the Amended and Restated Rights Agreement will continue in effect until August 31, 2008, unless the Company’s stockholders approve the Amended and Restated Rights Agreement at the Company’s 2008 annual meeting of stockholders, in which case the Amended and Restated Rights Agreement will expire on August 31, 2010.

A copy of the Amended and Restated Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

Item 2. Exhibits

4.1
Amended and Restated Stockholder Protection Rights Agreement, dated as of June 22, 2006, between Wilshire Enterprises, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A and the Form of Certificate of Designations and Terms of Series A Participating Preferred Stock as Exhibit B.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 23, 2006	WILSHIRE ENTERPRISES, INC. (Registrant)

	By:	/s/ S. Wilzig Izak
S. Wilzig Izak Chairman of the Board

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Stockholder Protection Rights Agreement, dated as of June 22, 2006, between Wilshire Enterprises, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A and the Form of Certificate of Designations and Terms of Series A Participating Preferred Stock as Exhibit B.